EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                         Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                     and Distributions on Trust Preferred Securities
                                 (Dollars in millions)

                                          Three Months Ended  Six Months Ended
                                                June 30,            June 30,

                                              1999    1998        1999    1998
                                              ----    ----        ----    ----
EARNINGS
--------
Income Before Income Taxes                  $  539  $  492      $1,067  $  967
Fixed Charges, Excluding Interest
  on Deposits                                  107     128         228     250
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges Excluding Interest on Deposits       646     620       1,295   1,217
Interest on Deposits                           324     343         641     667
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits   $  970  $  963      $1,936  $1,884
                                            ======  ======      ======  ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                               $   99  $  119      $  212  $  234
One-Third Net Rental Expense*                    8       9          16      16
                                            ------  ------      ------  ------
Total Fixed Charges, Excluding Interest
  on Deposits                                  107     128         228     250
Interest on Deposits                           324     343         641     667
                                            ------  ------      ------  ------
Total Fixed Charges, Including Interest
  on Deposits                               $  431  $  471      $  869  $  917
                                            ======  ======      ======  ======
DISTRIBUTION ON TRUST PREFERRED
SECURITIES, PRE-TAX BASIS                   $   28  $   25      $   56  $   45
-------------------------------
                                            ======  ======      ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits               6.04x   4.84x       5.68x   4.87x
Including Interest on Deposits               2.25    2.04        2.23    2.05

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON TRUST PREFERRED SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits               4.79    4.05        4.56    4.13
Including Interest on Deposits               2.11    1.94        2.09    1.96

*The proportion deemed representative of the interest factor.